AGREEMENT AND GENERAL RELEASE

James J. Buettgen (“Employee”) and Ruby Tuesday, Inc. (“RTI” or the “Company”), a Georgia corporation, enter into this Agreement and General Release (“Agreement”) and agree as follows:

1.     Termination Date. Employee ceased to be employed by the Company on September 13, 2016 (“Termination Date”). In this connection, Employee acknowledges that he resigns, effective as of the Termination Date, from (a) his position as President and Chief Executive of the Company and (b) his position as Chairman of the Board of Directors of the Company (the “Board”), as well as his membership on the Board. Employee agrees that, on and after the Termination Date, he will not represent himself as being an employee, officer, director, agent or representative of the Company for any purpose.

2.     Payment to Employee. In consideration of the releases, waivers, representations and obligations by Employee contained in this Agreement, and provided that Employee does not revoke this Agreement in accordance with Section 15(b), the Company will pay to Employee:

(a)     a lump sum equal to three (3) years of Employee’s regular gross base salary less required deductions (“Severance Payment”). The Severance Payment will be payable on the 60th day following the Effective Date (as defined in Section 15(b) below.) The Severance Payment will be in the gross amount of Two Million Five Hundred Fifty Thousand Dollars ($2,550,000), subject to reduction for all required withholdings and deductions. For the avoidance of doubt, this payment shall satisfy any notice obligation which either the Company or Employee may have under the employment agreement between the parties dated November 16, 2012 (the “Employment Agreement”);

(b)     a lump sum in respect of Employee’s annual bonus based on the Company’s performance in fiscal year 2017, prorated based on the number of days Employee was actually employed by the Company in fiscal year 2017 (including, for the avoidance of doubt, the sixty (60) days following the Termination Date). This payment will be payable at the same time as annual bonuses for fiscal year 2017 are paid to executive officers of the Company, but in any event prior to March 15, 2018, subject to reduction for all required withholdings and deductions;

(c)     a lump sum equal to the portion of the premiums that the Company would have paid under the Company’s group health plan in which Employee was participating as of immediately prior to the Termination Date had Employee’s employment continued for the twenty (20) month period following the Termination Date (the “Premium Reimbursement”). The Premium Reimbursement will be payable on the 60th day following the Effective Date, subject to reduction for all required withholdings and deductions; and

(d)     a lump sum in respect of the difference between Employee’s pension benefit under the Ruby Tuesday, Inc. Executive Supplemental Pension Plan (the “Pension Plan”) as of the Termination Date and Employee’s pension benefit under the Pension Plan as of January 1, 2016 for purposes of calculating Employee’s early retirement benefit under the Pension Plan, which such payment will be in the gross amount of Two Hundred One Thousand Two Hundred Five and 26/100 Dollars ($201,205.26), subject to reduction for all required withholdings and deductions.

3.     Other Benefits. Except as otherwise provided, all other benefits ceased as of the Termination Date. The following is a general summary of certain benefit plans available to Employee; however, in the event of any conflict between this summary and the below referenced plan documents and agreements, the latter will govern:

(a)     Accrued Obligations. The Company will pay Employee a lump sum amount, payable promptly following the Effective Date, equal to Employee’s unpaid base salary, accrued but unpaid vacation pay (as agreed to with Employee) and any unreimbursed business expenses, in each case through and including the Effective Date.

(b)     Salary Deferral Plan / Deferred Compensation Plan. If Employee participated in the Ruby Tuesday, Inc. Salary Deferral 401(k) Plan or the Deferred Compensation Plan, Employee may receive monies in accordance with the terms of those plans, but Employee will not be allowed to make any contributions or receive Company matching contributions under these plans with respect to any compensation otherwise payable to Employee following the Termination Date. Employee is responsible for repayment of any loan taken against his 401(k) Plan.

(c)     Equity and Cash-Based Awards. Exhibit A to this Agreement contains a complete list of Employee’s outstanding Company-granted equity and cash-based long-term incentive compensation awards. Employee is not eligible for any Company-granted equity or cash-based awards following the Termination Date. Employee’s rights under the outstanding Company-granted equity and cash-based awards are controlled by the terms of the applicable written agreement. The Company agrees not to dispute the characterization of Employee’s termination as without Cause (as that term is defined in the equity and cash-based awards listed in Exhibit A).

4.     Consideration. Employee acknowledges, agrees and understands that the payments described in Section 2 and the consideration with respect to the equity awards stated in Section 3(c): constitute good, valuable and sufficient consideration for this Agreement, including the waiver and release of claims and are in lieu of any other severance or separation payment. Aside from the amounts to which Employee is specifically entitled under the terms of this Agreement, Employee acknowledges that Employee has been paid in full for all hours that Employee has worked for the Company and received any and all compensation, benefits and remuneration of any kind and character earned by Employee as of the date Employee signs this Agreement, including, but not limited to, wages, salary (other than salary earned since the last pay day prior to the Termination Date), benefits, bonuses, auto allowance, compensatory time off, commissions, vacation pay, personal leave, restricted stock, stock options, performance cash, and pay due under the Fair Labor Standards Act (FLSA) and the Family and Medical Leave Act (FMLA), which Employee may be entitled to receive from the Company at any time now or in the future.

5.     Employee Protections. Employee understands that nothing contained in this Agreement limits Employee’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”). Employee further understands that this Agreement does not limit Employee’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. The Company may not retaliate against Employee for any of these activities, and this Agreement does not limit Employee’s right to receive an award for information provided to any Government Agencies.

6.     General Release of Claims by Employee.

(a)     Employee knowingly and voluntarily agrees to release, waive, settle, and discharge the Company and the other people and entities referred to in Section 6(b) (“Releasees,”) from any and all claims, charges, demands, damages, suits, liens, debts, actions or causes of action, of whatever nature in law or in equity, known or unknown, accrued or which may ever accrue, that Employee has or might have against the Releasees arising from or related to any act or omission occurring on or before the date Employee signs this Agreement. This release is to be generally construed to release any such claim that Employee has or might have against the Releasees. The parties specifically agree, however, that the Release will not cover, and Employee expressly reserves, indemnification rights existing to him as a former officer of the Company under Section 12 of the Employment Agreement, under the Articles and Bylaws of the Company, pursuant to applicable state law and in accordance with any “D&O” policy existing for former officers of the Company.

(b)     This release applies to all “Releasees” which include the Company, its parents, subsidiaries, divisions, franchisees, affiliates, employee benefit plans and arrangements, and their respective predecessors, successors and assigns, and the officers, directors, employees, agents, shareholders, underwriters, insurers, administrators, fiduciaries, and legal representatives of each of them, and their respective heirs and personal representatives.

(c)     Employee understands the claims subject to and being released by Employee under Sections 6(a)-(b) include, but are not limited to, claims for discrimination arising under or as a result of alleged violations of (1) the Age Discrimination in Employment Act (29 U.S.C. §§ 621 et seq.) (ADEA), as amended by the Older Workers Benefit Protection Act (OWBPA); (2) Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991 (Title VII); (3) the Americans with Disabilities Act (ADA); (4) the Civil Rights Act of 1866 (42 U.S.C. § 1981); (5) the Equal Pay Act (29 U.S.C. §206(d)(1)); (6) Executive Order 11246; (7) Executive Order 11141; (8) Section 503 of the Rehabilitation Act of 1973; (9) Employee Retirement Income Security Act (ERISA); (10) the Occupational Safety and Health Act (OSHA); (11) the Worker Adjustment and Retraining Notification Act (WARN Act);(12) the Family and Medical Leave Act (FMLA); (13) the Ledbetter Fair Pay Act; (14) the Genetic Information and Discrimination Act; (15) the Sarbanes-Oxley Act of 2002, 18 U.S.C. § 1514; (16) Sections 748(h)(i), 922(h)(i) and 1057 of the Dodd-Frank Wall Street and Consumer Protection Act (the “Dodd Frank Act”), 7 U.S.C. § 26(h), 15 U.S.C. § 78u-6(h)(i) and 12 U.S.C. § 5567(a) but excluding from this release any right Employee may have to receive a monetary award from the SEC as an SEC Whistleblower, pursuant to the bounty provision under Section 922(a)-(g) of the Dodd Frank Act, 7 U.S.C. Sec. 26(a)-(g), or directly from any other federal or state agency pursuant to a similar program; (17) the Tennessee Human Rights Act; (18) the Tennessee Disability Act; (19) the Florida Civil Rights Act; (20) the Florida Minimum Wage Act; (21) Florida Statute §448.08 (and any other claim for unpaid wages or other compensation under Florida law); and (22) any other federal, state and local statutory or common law.

(d)     Employee also understands the claims subject to and being released by Employee under Sections 6(a)-6(c)(c) include, but are not limited to, any and all claims based on any tort, personal injury, defamation, invasion of privacy or wrongful discharge theory; retaliatory discharge theory; any and all claims based on any oral, written or implied contract or on any contractual or quasi-contractual theory (including any offer letter or employment agreement); any claims based on a severance pay plan; and all claims based on any other federal, state or local Constitution, regulation, law (statutory or common), or other legal theory, as well as any and all claims for punitive, compensatory, liquidated, and/or other damages, wages, salary, bonus, vacation pay, back pay, front pay, fringe benefits, penalties, interest, attorneys’ fees, costs or expenses, and any other legally recoverable category of damages or relief.

(e)     This Agreement does not prevent Employee from filing any charge of discrimination with the EEOC, participating in an investigation or proceeding by the EEOC, or pursuing any claims for unemployment or workers’ compensation or claims that cannot be released by private agreement. Employee also understands the claims subject to and being released by Employee under Sections 6(a)-(d) include Employee’s right to claim or receive damages or other relief as a result of any charge of discrimination or other proceeding asserting such released claims, which may be filed by him or any person or entity acting on his behalf, and hereby assigns all his right, title and interest in any such damages and relief to RTI.

(f)     Employee also understands that by virtue of this Section 6, Employee waives his right to file suit for any claim Employee may have or assert against the Releasees including, but not limited to, those which may arise under the legal doctrines, laws and the statutes named in Sections 6(a) through (d), by virtue of Employee’s employment with the Company or termination of employment from the Company. Employee also acknowledges and understands that Employee is waiving and releasing unknown claims as well as known claims, and Employee waives any right or benefit Employee may have under any law regarding waiver of unknown claims. However, this Agreement does not waive or release rights or claims that may arise after the date Employee signs this Agreement, including, without limitation, any rights or claims Employee may have to enforce the terms of this Agreement. Furthermore, this Agreement does not waive Employee’s right to challenge the validity of the waiver and release of ADEA claims.

7.     Acknowledgments; Representations.

(a)     FMLA. Employee acknowledges, understands and agrees that Employee has been notified of Employee’s rights under the Family and Medical Leave Act (FMLA) and state leave laws. Employee further acknowledges, understands and agrees that Employee has not been denied any leave requested under the FMLA or applicable state leave laws and that, to the extent applicable, Employee has been returned to Employee’s job, or an equivalent position, following any FMLA or state leave taken pursuant to the FMLA or state laws.

(b)     Work-Related Injury. Employee acknowledges, understands and agrees that it is Employee’s obligation to make a timely report, in accordance with the Company’s policy and procedures, of any work-related injury or illness. Employee further acknowledges, understands and agrees that Employee has reported to the Company’s management personnel page 3 of 10 any work-related injury or illness that occurred up to and including Employee’s last day of employment and that except as so reported, Employee has not sustained any such injury or illness.

(c)     No Claims. Except as provided in Section 5, Employee represents and warrants that Employee has not filed, nor assigned to others the right to file, nor does Employee currently have pending, any complaints, charges, claims, grievances, lawsuits or other proceedings against the Company with any administrative, state, federal, or governmental entity or agency or with any court or other forum.

(d)     Subpoena. Except as provided in Section 5, to the extent Employee receives a subpoena after the date of this Agreement relating to Employee’s employment or former employment at the Company or any matter related to the Company, Employee will notify the Company within 72 hours of receipt by contacting Rhonda Parish, Chief Legal Officer and Secretary, Ruby Tuesday, Inc., 150 West Church Avenue, Maryville, Tennessee 37801. Pursuant to Section 6(d), Employee has released any right to claim or receive damages as a result of any pending charge of discrimination or other proceeding.

8.     Return of Company Property. Except as provided in Section 5, Employee represents and Company acknowledges that Employee has returned to a Company representative as of the Termination Date any and all Company property and Trade Secrets (as defined in Section 9) currently in Employee’s possession or control, including, without limitation, all electronic property that Employee received from the Company or used in the course of employment with the Company which is Company-owned, provided, that Employee may retain the laptop provided by the Company, it being understood and agreed that the Company’s IT department has already removed from such laptop all Company software and other files as it determined necessary to remove.

9.     Trade Secrets. (a) Employee acknowledges that Employee has had access to Trade Secrets, which are the sole and exclusive property of RTI. “Trade Secret” means information, without regard to form, including, but not limited to, technical, nontechnical or financial data, business plans and strategies, a formula, pattern, compilation, program, device, method, technique, process or plan that (i) derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by other persons who can obtain economic value from its disclosure or use; and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. Except as provided in Section 5, Employee agrees that until the Trade Secrets become public through no wrongful act, Employee shall not reproduce, use, distribute or disclose any Trade Secrets to any other person including, without limitation, any competitors or potential competitors of RTI. In keeping with Section 8, Employee shall not retain in written form any Trade Secret but shall return it to the Company. The parties agree that the damages the Company will suffer in the event of the Employee’s breach of this section are not readily ascertainable and difficult to quantify and determine.

(b)     Pursuant to the Defend Trade Secrets Act of 2016, the parties hereto acknowledge and agree that Employee shall not have criminal or civil liability under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (x) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (y) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, if Employee files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Employee may disclose the trade secret to his attorney and may use the trade secret information in the court proceeding, if Employee (A) files any document containing the trade secret under seal and (B) does not disclose the trade secret, except pursuant to court order.

10.     Covenants and Agreements. Subject to Section 5, the covenants and agreements set forth in Section 4.1(a) (Non-Compete), Section 4.1(b) (Non-Solicitation of Employees), Section 4.1(c) (Non-Disclosure of Confidential Information) and Section 4.1(d) (Non-Disparagement) of the Company’s Executive Severance Plan (the “Severance Plan”), in Section 9 (Non-Disparagement) of the Employment Agreement and in Section 2 (Confidential Information) and Section 3 (No Solicitation) of the Leadership Covenant Agreement between Employee and the Company dated as of December 6, 2012 (the “Leadership Covenant Agreement”), are incorporated herein by reference as if such provisions were set forth herein in full. For the avoidance of doubt, the “Noncompete Period” set forth in Section 4.1(a) (Non-Compete) of the Severance Plan shall supersede the “Non-Competition Period” set forth in Section 8.2 (Forfeiture of Early Retirement Benefit) of the Pension Plan.

11.     Confidentiality of Agreement. Except as provided in Section 5, Employee acknowledges, understands and agrees that Employee will not hereafter disclose any information concerning this Agreement, provided that nothing contained in this Agreement shall be construed to prevent Employee from (i) discussing the consideration paid and the terms of this Agreement with a spouse, attorneys or tax preparers or (ii) disclosing to any prospective employer Employee’s obligations set forth in Sections 9 through 11, as long as they are informed of this confidentiality provision, agree to comply with its terms, and Employee takes reasonable steps to ensure that they comply. The parties agree that the damages the Company will suffer in the event of the Employee’s breach of this section are not readily ascertainable and difficult to quantify and determine.

12.     Remedies for Employee’s Breach. Employee acknowledges that his obligations set forth in Section 9 through 11 are reasonable and necessary to protect the business, interests and property of the Company and are material to this Agreement. To prevent a breach, further breach, or contemplated breach of Sections 9 through 11 of this Agreement, the parties agree that the Company shall have all rights and remedies available to it by law or in equity, including by way of example and not of limitation, a temporary restraining order and temporary and permanent injunctions.

13.     Cooperation. Except as provided in Section 5, Employee further agrees that Employee will fully cooperate and consult with the Company, answer questions for the Company, and provide information as needed by the Company from time to time on a reasonable basis, including but not limited to cooperation in connection with litigation, audits, investigations, claims, or personnel matters that arise or have arisen over actions or matters that occurred or failed to occur during Employee’s employment with the Company. Employee agrees to assist the Company as a witness or during any audit, investigation, or litigation(including depositions, affidavits and trial) if requested by the Company. It is expected that at all times Employee will testify truthfully. Employee agrees to meet at reasonable times and places with the Company’s representatives, agents or attorneys for purposes of preparing for such activities. To the extent practicable and within the control of the Company, the Company will use reasonable efforts to schedule the timing of Employee’s participation in any such activities in a reasonable manner to take into account Employee’s then-current employment, and will pay the reasonable documented out-of-pocket expenses that the Company pre-approves and that Employee incurs for travel required by the Company with respect to those activities.

14.     Nonadmission. This Agreement shall in no way be construed as an admission by the Company that it has acted wrongfully with respect to Employee or any other person or that Employee has any rights whatsoever against the Company or any other party. The Company specifically disclaims any liability to or wrongful acts against Employee or any other person on the part of itself, its employees or its agents.

15.     Information Required by the Age Discrimination in Employment Act. The following information is provided in accordance with the Age Discrimination in Employment Act (ADEA).

(a)     Time to Consider the Agreement. Employee acknowledges that Employee shall have twenty-one (21) days from the date this Agreement is presented to him to consider whether to sign this Agreement, which contains a general release. If Employee signs this Agreement sooner than twenty-one days (21) from the date this Agreement is presented to him, Employee agrees that Employee has waived the balance of the time to consider the Agreement.

(b)     Right to Revoke. If Employee signs this Agreement, Employee will have seven (7) additional days following the signing of the Agreement to change his mind and revoke acceptance of the Agreement. To revoke the Agreement, Employee must ensure that written notice is delivered to Rhonda Parish, Chief Legal Officer and Secretary, Ruby Tuesday, Inc., 150 West Church Avenue, Maryville, Tennessee 37801 by the end of the day on the seventh calendar day after Employee signs this Agreement. If Employee does not revoke this Agreement within seven (7) days of signing, this Agreement will become final and binding on the eighth (8th) day after the date Employee signs this Agreement (the “Effective Date”). Whether or not Employee signs this Agreement or revokes it, Employee is no longer an employee of the Company as of the Termination Date.

16.     Attorney’s Fees. The parties to this Agreement will bear their own attorney’s fees in connection with the negotiation, drafting and making of this Agreement. Employee also has released in Section 6 of this Agreement any claim Employee might have to attorney’s fees. Except as otherwise provided in this Agreement, the prevailing party shall be entitled to an award of costs and attorneys’ fees, including any costs and attorneys’ fees on appeal, in any action to enforce the terms of this Agreement (including by seeking injunctive relief or rescission) or to defend a claim, lawsuit or other type of action which has been waived or released in this Agreement.

17.     Taxes; Section 409A; Reimbursements.

(a)     All payments required to be made to Employee by the Company under this Agreement shall be subject to withholding of such amounts relating to taxes as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation.

(b)     It is intended that any amounts payable under this Agreement and the Company’s and Employee’s exercise of authority or discretion hereunder shall comply with the provisions of Internal Revenue Code Section 409A and the treasury regulations and guidance thereunder (“Section 409A”) so as not to subject Employee to the payment of additional tax, interest and or penalty which may be imposed under Section 409A. Notwithstanding anything contained in this Agreement to the contrary, if, at Employee’s separation from service, (a) Employee is a specified employee as defined in Section 409A and (b) any of the payments or benefits provided under this Agreement constitute deferred compensation under Section 409A, then, and only to the extent required by Section 409A, the date of payment of such payments or benefits otherwise provided shall be delayed for a period of six (6) months following the separation from service, and any amounts so delayed shall be paid during the seventh (7th) month following separation from service. In addition, if the period during which Employee may execute this Agreement and the Company may make the Severance Payment begins in one calendar year and ends in the next calendar year, then, and only to the extent required by Section 409A, any such payment that otherwise would be paid in such first calendar year shall instead be paid during the first five (5) business days of such next calendar year, to the extent required by Section 409A.

(c)     Any reimbursement amounts payable under this Agreement shall be paid promptly after receipt of a properly documented request for reimbursement from Employee; provided that no amount shall be paid later than December 31 of the year following the year during which the reimbursable amounts were incurred by Employee.

18.     Entire Agreement; Amendments; Successors. This Agreement supersedes all other promises, agreements, representations, or understandings between Employee and the Company, and it is the intent of this Agreement that it embodies any and all promises, agreements, and understandings between Employee and the Company (including, without limitation, the Employment Agreement between Employee and the Company, dated as of November 16, 2012, as amended September 30, 2013 (other than Section 12 which will remain in full force and effect), the Severance Plan (other than Section 4.1(a) and Section 4.1(d) which will remain in full force and effect) and the Leadership Covenant Agreement (other than Section 2 and Section 3 which remain in full force and effect), except that the plan documents and agreements referenced in Section 2(c) remain in full force and effect. No changes or modifications may be made in the terms stated in this Agreement unless made in writing and signed by Employee or Employee’s authorized representative and an authorized representative of the Company. This Agreement will inure to the benefit of, and will be binding on both parties, and their personal representatives, heirs, successors, and assigns.

19.     Governing Law and Jurisdiction. This Agreement shall be interpreted in accordance with the laws of the State of Tennessee without regard to any choice of law or conflicts of laws provisions or principles that may direct the application of the laws of any other jurisdiction. Venue for any dispute arising under this Agreement shall be in Blount County, Tennessee.

20.     Severability. It is understood and agreed that if any provision or part of this Agreement is found to be unenforceable, illegal, or inoperable, such provision or part shall be severed, and all remaining provisions and parts of this Agreement shall remain fully valid and enforceable.

21.     Interpretation. The headings in this Agreement are for reference purposes only, have been inserted as a matter of convenience and in no way define, limit or enlarge the scope of this Agreement or affect the interpretation of the Agreement. Nothing herein shall preclude Employee from enforcing or challenging this Agreement.

22.     Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original, and all of which together will be deemed to be one and the same Agreement. An executed copy of this Agreement delivered by facsimile, email or other means of electronic transmission will be deemed to have the same legal effect as delivery of an original executed copy of this Agreement.

23.     Knowing and Voluntary Agreement. Employee knowingly, freely and without duress or promises or representations other than those specifically contained in this Agreement, enters into this Agreement, intending to be legally bound.

24.     Consult with an Attorney. Employee is advised to consult with an attorney before signing this Agreement and General Release. By signing this Agreement and General Release Employee gives up and waives important legal rights.

IN WITNESS WHEREOF, the parties have executed this Agreement consisting of 12 pages (with Exhibit A) as of the dates noted below.

RUBY TUESDAY, INC.
By:	/s/ Rhonda J. Parish
Name:Rhonda J. Parish
Title:Chief Legal Officer and Secretary

Date:November 4, 2016

EMPLOYEE
By:	/s/ James J. Buettgen
Name:James J. Buettgen

EXHIBIT A
EQUITY AND CASH-BASED AWARDS

1. Stock Option:

Grant Date	Grant Price	Description/Notes
12/3/12	$7.81	502,939 Stock Option (Right to Buy) will expire 150 days after the Termination Date.
7/24/13	$9.34	169,300 Stock Option (Right to Buy) will expire 150 days after the Termination Date.
8/4/14	$5.91	331,858 Stock Option (Right to Buy) will vest upon separation and expire 150 days after the Termination Date.
7/19/16	$3.82	296,296 Stock Option (Right to Buy) will vest upon separation and expire 150 days after the Termination Date.

2. Service-Based Restricted Stock:

Grant Date	Description/Notes
8/4/14	126,904 Restricted Shares will vest upon separation.

3. Service-Based Restricted Stock Units:

Grant Date	Description/Notes
8/23/15	54,616 Restricted Stock Units will vest upon separation.
7/19/16	104,712 Restricted Stock Units will vest upon separation.

A-1

4. Performance-Based Restricted Stock Units:

Grant Date	Description/Notes
8/23/15

72,365 Performance-Based Restricted Stock Units will vest ratably upon separation for the number of months during the applicable three-year performance period that Employee provided services to the Company (including, for the avoidance of doubt, the 60 days following the Termination Date) and will be paid out based on the Company’s actual performance at the end of the performance period.

7/19/16	209,424 Performance-Based Restricted Stock Units will be forfeited upon separation.

4. Performance-Based Cash Awards:

Grant Date	Description/Notes
8/23/15

Performance-Based Cash Award with a target value of $533,333 will vest ratably upon separation for the number of months during the applicable three-year performance period that Employee provided services to the Company (including, for the avoidance of doubt, the 60 days following the Termination Date) and will be paid out based on the Company’s actual performance at the end of the performance period.

A-2